Exhibit (j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of Ambrus Core Bond Fund, Sirios Long/Short Fund, Sirios Focus Fund and TOBAM Emerging Markets Fund and, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information of Ambrus Core Bond Fund, Sirios Long/Short Fund, Sirios Focus Fund and TOBAM Emerging Markets Fund each dated February 1, 2023, and each included in this Post-Effective Amendment No. 299 to the Registration Statement (Form N-1A, File No.333-141120) of FundVantage Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated November 23, 2022, with respect to the financial statements and financial highlights of Ambrus Core Bond Fund, Sirios Long/Short Fund and Sirios Focus Fund (three of the funds constituting FundVantage Trust) and our report dated November 29, 2022, with respect to the financial statements and financial highlights of TOBAM Emerging Markets Fund (one of the funds constituting FundVantage Trust), which are included in the Annual Report to Shareholders (Form N-CSR) for the year/period ended September 30, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 30, 2023